Exhibit 99.1

ITEM 6. Selected Financial Data.

The information set forth below is not necessarily indicative of results of future continuing operations and should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and notes thereto included in Item 8, “Financial Statements and Supplementary Data” included as Exhibits 99.2 and 99.3, respectively, to this Form 8-K, in order to understand further the factors that may affect the comparability of the financial data presented below.

HP INC. AND SUBSIDIARIES

Selected Financial Data

	For the fiscal years ended October 31
	2015	2014	2013	2012	2011
	In millions, except per share amounts
Net revenue	$51,463	$56,651	$55,273	$59,454	$64,877
Earnings from continuing operations before interest and taxes(1)	$3,920	$4,256	$3,516	$2,571	$3,195
Earnings (loss) from discontinued operations, net of taxes	$836	$2,089	$2,653	$(14,420)	$4,424
Net earnings (loss)(1)	$4,554	$5,013	$5,113	$(12,650)	$7,074
Net earnings (loss) per share:
Basic
Continuing operations	$2.05	$1.55	$1.27	$0.90	$1.27
Discontinued operations	0.46	1.11	1.37	(7.31)	2.11
Total basic net earnings (loss) per share	$2.51	$2.66	$2.64	$(6.41)	$3.38
Diluted
Continuing operations	$2.02	$1.53	$1.26	$0.90	$1.24
Discontinued operations	0.46	1.09	1.36	(7.31)	2.08
Total diluted net earnings (loss) per share	$2.48	$2.62	$2.62	$(6.41)	$3.32

Cash dividends declared per share	$0.67	$0.61	$0.55	$0.50	$0.40
At year-end:
Total assets(2)	$106,882	$103,206	$105,676	$108,768	$129,517
Long-term debt(3)	$6,677	$15,563	$15,996	$21,089	$20,585
Total debt(3)	$8,871	$18,157	$20,931	$25,515	$27,572

(1)                                     Earnings from continuing operations and net earnings (loss) include the following items:

	2015	2014	2013	2012	2011
	In millions
Amortization of intangible assets	$102	$129	$198	$217	$200
Impairment of goodwill and intangible assets	—	—	—	1,227	885
Restructuring charges	63	176	168	354	136
Defined benefit plan settlement credits	(57)	—	—	—	—
Acquisition and other related charges	—	—	—	10	24
Total charges before taxes	$108	$305	$366	$1,808	$1,245
Total charges, net of taxes	$113	$238	$260	$1,200	$1,113

(2)                                     Total assets include the total assets of Hewlett Packard Enterprise Company (“Hewlett Packard Enterprise”) which are presented as discontinued operations in the Consolidated Balance Sheet. For further information on discontinued operations, see Note 2, “Discontinued Operations” in the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 to this Form 8-K. Total assets decreased in fiscal 2012 due primarily to goodwill and intangible asset impairment charges associated with Hewlett Packard Enterprise.

(3)                                     The decrease in Long-term debt and Total debt in fiscal 2015 was due to the early extinguishment of debt as a result of the separation of Hewlett Packard Enterprise. For further information on HP Inc. separation transaction, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included as Exhibit 99.2 to this Form 8-K.